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                                                                EXHIBIT 99.8



                                                           FOR IMMEDIATE RELEASE
                                                      TUESDAY, FEBRUARY 24, 1998

                                                                       CONTACTS:
                                          SCOTT DAHNKE - CHIEF EXECUTIVE OFFICER
                                   Phone: (402) 593-4511  o  Fax: (402) 339-0265
                                                            E-Mail: ceo@abii.com

                                         STEVE PURCELL - CHIEF FINANCIAL OFFICER
                                   Phone: (402) 593-4632  o  Fax: (402) 537-6197
                                                            E-Mail: cfo@abii.com



                AMERICAN BUSINESS INFORMATION, INC.(R) ANNOUNCES
                        ACQUISITION OF WALTER KARL, INC.

(OMAHA, NE) - American Business Information, Inc.(R) (NASDAQ: ABIIA/ABIIB) today announced the execution of a definitive agreement for the acquisition of Walter Karl, Inc., a leading national direct marketing service firm that provides list management, list brokerage, database marketing and direct marketing services to a wide array of customers. The company was founded in 1957 by Mr. Walter Karl and is headquartered in Greenwich, CT.

"Walter Karl is an old-line blue chip company which provides direct marketing and data processing services to businesses. The Company also provides valuable database marketing, statistical analysis, list brokerage, data enhancements, and management services - all of which complement the services provided by Database America, which ABI acquired in early 1997. Additionally, the acquisition of Walter Karl provides additional capabilities in the list brokerage and list management arenas of the direct mail industry," announced Mr. Vinod Gupta, Chairman of American Business Information.

"ABI's distribution strength will provide Walter Karl with great growth potential. Additionally, the breadth of Database America's and ABI's business and consumer databases and direct marketing services will enable us to better serve Walter Karl's existing customers," added Scott Dahnke, Chief Executive Officer of American Business Information.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which are subject to the "safe harbor" created by those sections. Investors are cautioned that such statements are only predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties including, but not limited to, the successful integration of recent and future acquisitions, fluctuation of operating results, failure to achieve anticipated growth, risk of product returns, changes in technology, continued acceptance of the Company's products and services in the marketplace, and competitive factors.

American Business Information, Inc.(R) is a leading provider of business and consumer marketing information products and data processing services in the United States and Canada. Over 1.6 million businesses and consumers use ABI products and services for sales leads, direct mail, market research, credit reference, and general household applications. Founded in 1972, the Company is headquartered at 5711 South 86th Circle, P.O. Box 27347, Omaha, NE 68127-0347. American Business Information(R) can be contacted at (402) 593-4500 or on the World Wide Web at www.SalesLeadsUSA.com.

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